                           CLONTECH LABORATORIES, INC.

                            INVESTOR RIGHTS AGREEMENT

                                   dated as of

                                September 9, 1997

                               TABLE OF CONTENTS

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                                                                            PAGE

1.       REGISTRATION RIGHTS.................................................1

         1.1      Definitions................................................1

         1.2      Request for Registration...................................2

         1.3      Company Registration.......................................3

         1.4      Obligations of the Company.................................3

         1.5      Furnish Information........................................5

         1.6      Expenses of Demand Registration............................5

         1.7      Expenses of Company Registration...........................5

         1.8      Underwriting Requirements..................................6

         1.9      Delay of Registration......................................6

         1.10     Indemnification............................................6

         1.11     Reports Under the Exchange Act.............................8

         1.12     Form S-3 Registration......................................9

         1.13     Assignment of Registration Rights.........................10

         1.14     Limitations on Subsequent Registration Rights.............10

         1.15     "Market Stand-Off" Agreement..............................11

         1.16     Termination of Registration Rights........................11

2.       COVENANTS OF THE COMPANY...........................................11

         2.1      Financial Statements and Other Information................11

         2.2      Inspection of Property....................................13

         2.3      Restrictive Covenants for Common Stock....................13

         2.4      Affirmative Covenants.....................................15

         2.5      Compliance with Agreements................................16

         2.6      Preemptive Rights.........................................16

         2.7      Put Rights................................................17

         2.8      Key-Man Life Insurance....................................20

         2.9      Proprietary Information Agreement.........................20

         2.10     Board Matters.............................................20

         2.11     Compensation Committee....................................21

         2.12     401(k) Profit-Sharing Plan: Application for
                  Determination Letter......................................21

         2.13     Public Disclosures........................................21
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                                       i.

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                               TABLE OF CONTENTS
                                  (CONTINUED)
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

3.       MISCELLANEOUS......................................................21

         3.1      Successors and Assigns....................................21

         3.2      Notices...................................................22

         3.3      Expenses..................................................22

         3.4      Amendments and Waivers....................................22

         3.5      Severability..............................................22

         3.6      Aggregation of Stock......................................22

         3.7      Entire Agreement..........................................22

         3.8      Titles and Subtitles......................................22

         3.9      Governing Law.............................................23

         3.10     Counterparts..............................................23
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                                       ii.

                            INVESTOR RIGHTS AGREEMENT


         THIS INVESTOR RIGHTS AGREEMENT (this "Agreement") is made as of September 9, 1997, by and among CLONTECH LABORATORIES, INC., a California corporation (the "Company"), and the persons listed in Schedule A hereto (each, an "Investor" and collectively, the "Investors"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Securities Purchase Agreement referred to below.

                                    RECITALS:

         WHEREAS, the Investors and the Company are parties to the Securities Purchase Agreement of even date herewith (the "Securities Purchase Agreement") providing for the issuance and sale to the Investors of (i) the Notes and (ii) the Warrants to purchase shares of Common Stock, par value $.001 per share ("Common Stock"), of the Company; and

         WHEREAS, the Investors and the majority shareholder of the Company are parties to the Stock Purchase Agreement providing for the sale by such shareholder to the Investors of the Common Shares; and

         WHEREAS, in order to induce the Company to enter into the Securities Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Securities Purchase Agreement, the Company and the Investors hereby agree that this Agreement shall govern the rights of the Investors as to the matters set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

     1.   REGISTRATION RIGHTS.  The Company covenants and agrees as follows:

          1.1  DEFINITIONS.  For purposes hereof:

               (a) The term "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (including the rules and regulations thereunder and any successor statute, the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement or document;

               (b) The term "Registrable Securities" means (i) the Common Shares as defined in the Stock Purchase Agreement, (ii) the Common Stock of the Company issued or issuable upon exercise of Warrants and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any securities referred to in clause (i) or (ii) above, it being understood that for purposes of this Agreement, any Person who holds Warrants (and who received such Warrants in accordance with the restrictions on transfer contained in the Warrants) shall be deemed to be the holder of Registrable Securities obtainable upon exercise of such Warrants, such Registrable Securities


                                       1.

shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder;

               (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock then outstanding that are Registrable Securities, and the number of shares of Common Stock issuable pursuant to then exercisable, exchangeable or convertible securities which would be Registrable Securities upon such issuance;

               (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 1.13 hereof; and

               (e) The term "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission ("Commission") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.

          1.2  REQUEST FOR REGISTRATION.

               (a) If the Company shall receive at any time following the earlier of (i) December 31, 1999, or (ii) one hundred eighty (180) days after the effective date of the first registration statement for a public offering of Common Stock of the Company (other than a registration statement relating solely to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least ten percent (10%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated net proceeds to the Company of such offering would equal or exceed $10,000,000), then the Company shall use its best efforts to, within ten (l 0) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), effect as soon as practicable, subject to subsection 1.2(d), the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.2.

               (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a pan of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the


                                       2.

Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder, provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

               (c) The Company is obligated to effect only two (2) such registrations pursuant to this Section 1.2.

               (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration pursuant to this Section 1.2 a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve month period.

          1.3 COMPANY REGISTRATION. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration of securities issued in connection with a merger or other business combination effected by means of a registration statement on Form S-4, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.2, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

          1.4  OBLIGATIONS OF THE COMPANY. Whenever required under this
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of


                                       3.

the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days; provided, however, that such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company.

               (b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

               (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

               (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

               (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

               (i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public Offering, addressed to the underwriters, if any, and to the Holders requesting registration


                                       4.

of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters and to the Holders requesting registration of Registrable Securities.

          1.5  FURNISH INFORMATION.

               (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

               (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.12 if, due to the operation of subsection 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.12(b)(2), whichever is applicable.

          1.6 EXPENSES OF DEMAND REGISTRATION. All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings, or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of counsel for the selling Holders, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section
1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based on the number of shares of Registrable Securities each participating Holder has requested to have registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their demand registration rights pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

          1.7 EXPENSES OF COMPANY REGISTRATION. The Company shall bear and pay all expenses incurred in connection with any registration, filing, or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to the Registrable Securities.


                                       5.

          1.8 UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion can be included in such offering taking into account marketing factors, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion can be included in such offering taking into account marketing factors (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holder) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company, in which case the selling shareholders may be excluded if no other shareholder's securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners, and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder", and any pro-rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

          1.9 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 1:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities
Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (including any successor statute, the "Exchange Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, or the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or


                                       6.

alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, or the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, or controlling person.

               (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, or the Exchange Act, or other federal or state law, insofar as' such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the gross proceeds from the offering received by such Holder.

               (c) Promptly after receipt by an indemnified party under this
Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party


                                       7.

within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

               (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

               (e) The obligations of the Company and Holders under this Section
1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.11 REPORTS UNDER THE EXCHANGE ACT. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

               (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

               (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

               (c) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

               (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied


                                       8.

with the reporting requirements of Rule 144 under the Securities Act (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act, and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any such securities without registration or pursuant to such form.

          1.12 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

               (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

               (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.12: (1) if Form S-3 is not then available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (before taking into account any underwriters' discounts or commissions) of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any calendar year, (4) if the Company has, within the 120-day period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.12; (5) as to any Holder, if such Holder is then entitled to sell all of the Registrable Securities held by such Holder within any three-month period under Rule 144 under the Securities Act; or (6) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

               (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as


                                       9.

soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively. All expenses, other than underwriting discounts and commissions, incurred in connection With registrations, filings, or qualifications pursuant to Section 1.12, including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of counsel for the selling Holders, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.12 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based on the number of shares of Registrable Securities each participating Holder has requested to have registered), unless the Holders of a majority of the Registrable Securities to be registered agree to forfeit their registration rights pursuant to this
Section 1.12 for a period of six (6) months from the date of such withdrawal; provided further, however, that if at the time of such withdrawal; the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain all of their rights pursuant to this Section 1.12.

          1.13 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee or affiliated group of transferees or assignees of such securities who, after such assignment or transfer, holds at least 452,572 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants, and siblings of such partners or spouses who acquire Registrable Securities by gift, will, or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Section 1.

          1.14 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2, 1.3 or 1.12 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his


                                      10.

securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred eighty (180) days of the effective date of any registration effected pursuant to Section 1.2.

          1.15 "MARKET STAND-OFF" AGREEMENT. Each Holder hereby agrees that, during the period of duration (not to exceed 180 days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of the Company's initial firm-commitment underwritten offering of Common Stock to the general public, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees (including limited partners of any Holder) who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          Notwithstanding the foregoing, the obligations described in this
Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

          1.16 TERMINATION OF REGISTRATION RIGHTS. No Holder shall be entitled to exercise any rights provided for in this Section 1 upon the earlier of (a) seven (7) years after the date hereof, provided that such seven-year period shall be extended for the length of time, if any, that the Company determines to defer the filing of a registration statement pursuant to either Section 1.2(d) or 1.12(b)(3) or (b) at the time as such Holder is entitled to sell all of the Registrable Securities held by such Holder within a 90-day period under Rule 144 under the Securities Act (or a successor rule).

     2.   COVENANTS OF THE COMPANY.

          2.1  FINANCIAL STATEMENTS AND OTHER INFORMATION.

               (a) The Company shall deliver to each Investor (so long as such Investor beneficially owns any Securities, Common Shares or Warrant Shares) and to each holder of at least 905,144 shares of Registrable Securities (each such holder, a "Qualified Holder") (such number of shares to be adjusted appropriately for subsequent stock splits, stock combinations, stock dividends and like events):

                   (i) as soon as available but in any event within 30 days after the end of each month in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such month and from the


                                      11.

period from the beginning of the fiscal year to the end of such month, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such month, setting forth in each ease comparisons to the Company's annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), consistently applied, except that they may not contain full footnote disclosures and may be subject to normal year-end adjustments for recurring accruals, and shall be certified by the chief financial officer of the Company;

                   (ii) as soon as available but in any event within 90 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the Company's annual budget and to the preceding fiscal year, all prepared in accordance with GAAP, consistently applied, and with respect to the consolidated portions of such statements accompanied by an opinion containing no exceptions or qualifications (except for qualifications regarding specified contingent liabilities) of a "Big-Six" accounting firm selected by the Board of Directors of the Company;

                   (iii) at least 30 days but not more than 90 days prior to the beginning of each fiscal year, an annual budget and operating plan prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any revisions of such annual or other budgets and operating plans, and within 30 days after any monthly period in which there is a material adverse deviation from the annual budget, a certificate of the President and chief financial officer of the Company setting forth in reasonable detail the deviation and what actions the Company has taken and proposes to take with respect thereto;

                   (iv) promptly (but in any event within five business days) after the discovery or receipt of notice of any Default or Event of Default (each as defined in the Notes), any other material adverse change, event or circumstance affecting the Company or any Subsidiary (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), a certificate of the President and chief Financial officer of the Company specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto; and

                   (v) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this paragraph 2.1 may reasonably request.

          The Company shall, upon request, prepare and deliver each of the foregoing financial statements in such format, and by such electronic or other means of transmission, as any Investor or Qualified Holder may reasonably request.


                                      12.

               (b) Each of the financial statements referred to in subsection
(a) above shall present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis as of the dates and throughout the periods set forth therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, be materially adverse to the business, operations, assets, Properties, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries taken as a whole).

               (c) Except as otherwise required by law or judicial order or decree or by any governmental agency or authority, each Person entitled to receive information regarding the Company and its Subsidiaries under this
Section 2.1 or Section 2.2 below shall use the same standards and controls which such Person uses to maintain the confidentiality of its own confidential information (but in no event less than reasonable care) to maintain the confidentiality of all nonpublic information of the Company or any of its Subsidiaries obtained by it pursuant to this Section 2.1 or Section 2.2 below; PROVIDED THAT each such Person may disclose such information in connection with the sale or transfer of any Securities, Common Shares or Warrant Shares if such Person's transferee agrees in writing to be bound by the provisions hereof.

               (d) Notwithstanding the foregoing, the provisions of this Section
2.1 and Section 2.2 below shall cease to be effective while, and only so long as, the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and continues to comply with such requirements.

          2.2 INSPECTION OF PROPERTY. The Company shall permit any Investor and its representatives (so long as that Investor beneficially owns any Securities, Common Shares or Warrant Shares) or any Qualified Holder, upon reasonable notice and during normal business hours and at such other times as any such Person may reasonably request, to (a) visit and inspect any of the properties of the Company and its Subsidiaries, (b) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (c) discuss the affairs, finances and accounts of any such entities with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries. The presentation of an executed copy of this Agreement by any Investor or any Qualified Holder to the Company's independent accountants shall constitute the Company's permission to its independent accountants to participate in discussions with such Persons.

          2.3 RESTRICTIVE COVENANTS FOR COMMON STOCK. So long as the Investors and subsequent transferees of Common Shares beneficially own in the aggregate at least 905,144 Common Shares (such number of shares to be adjusted appropriately for subsequent stock splits, stock combinations, stock dividends and like events), prior to the consummation of a Qualified IPO, the Company shall not (in each case without the prior written consent of the holders of a majority of the outstanding Common Shares):


                                      13.

               (a) amend, waive or modify any provision of its Articles of Incorporation in any manner that would adversely affect the rights, preferences or privileges of the Common Stock;

               (b) authorize, designate or issue, or obligate itself to authorize or issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Common Stock with respect to voting, dividends or upon liquidation;

               (c) declare or pay any dividend on or declare or make any other distributions, direct or indirect, on any shares of Common Stock (other than dividends or distributions payable solely in shares of Common Stock), or set aside any sum for any such purpose;

               (d) redeem, purchase or otherwise acquire (or pay into or set aside any sum, as a sinking fund or otherwise, for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

               (e) sell, convey, or otherwise dispose of or encumber all or any material portion of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is transferred or disposed of;

               (f) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock;

               (g) alter or change the rights or privileges of the shares of Common Stock;

               (h) liquidate or dissolve, or adopt any plan of liquidation, dissolution or Winding up of the Corporation;

               (i) effect any Internal Revenue Code Section 305 transaction;

               (j) increase the authorized number of directors to a number greater than seven (7);

               (k) permit any of its Subsidiaries (other than wholly owned Subsidiaries) to directly or indirectly declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities other than to the Company; or

               (l) permit any of its Subsidiaries (other than wholly owned Subsidiaries) to directly or indirectly redeem, purchase or otherwise acquire, any of the


                                      14.

Company's or any of its Subsidiaries' capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital or other equity securities), or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans.

          2.4 AFFIRMATIVE COVENANTS. So long as the Investors and subsequent transferees of Common Shares beneficially own in the aggregate at least 905,144 Common Shares (such number of shares to be adjusted appropriately for subsequent stock splits, stock combinations, stock dividends and like events), the Company shall and shall cause each Subsidiary to (unless it has received the prior written consent of the holders of a majority of the outstanding Registrable Securities prior to the consummation of a Qualified IPO:

               (a) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses the failure of which to maintain, preserve and renew have a Material Adverse Effect were they not maintained;

               (b) maintain and keep its material properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;

               (c) pay and discharge (within 30 days after becoming due and payable) all material taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all material claims for labor, materials or suppliers which if unpaid would by law become a Lien or Encumbrance upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on its books with respect thereto;

               (d) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which would reasonably be expected to have a material adverse effect upon the business, operations, assets, Properties, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries taken as a whole;

               (e) use its best efforts to apply for and continue in force adequate insurance covering risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business if available on commercially reasonable terms;

               (f) use its best efforts to maintain the key-man life insurance policy of the President of the Company as referred to in Section 2.8;

               (g) possess and maintain all material Intellectual Property Rights necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property Rights except to the extent that any challenge to the same is being contested in good faith and by appropriate means; and


                                      15.

               (h) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP subject to normal and recurring year-end audit adjustments, consistently applied.

          2.5 COMPLIANCE WITH AGREEMENTS. The Company shall perform and observe all of its obligations to each holder of Securities, Conversion Shares and Warrant Shares set forth in the Transaction Documents and the certificate of incorporation and bylaws of the Company.

          2.6  PREEMPTIVE RIGHTS.

               (a) Except for issuances of Common Stock (i) to the Company's employees, officers, directors and consultants pursuant to the Company's 1997 Equity Incentive Plan (in an aggregate amount not to exceed 2,571,429 shares, such number of shares to be adjusted appropriately for subsequent stock splits, stock combinations, stock dividends and like events), (ii) upon exercise of Warrants, (iii) upon the exercise of warrants (in an aggregate amount not to exceed 100,000 shares, such number of shares to be adjusted appropriately for subsequent stock splits, stock combinations, stock dividends and like events), issued in connection with the leasing of equipment and line of credit used in the ordinary course of the Company's business, (iv) in connection with the acquisition of another company or business as permitted under Section 2.3(h) above or (v) pursuant to a Qualified IPO (as defined below), if the Company authorizes the issuance or sale of any shares of Common Stock or any securities containing options or rights to acquire any shares of Common Stock (other than as a dividend on the outstanding Common Stock), or any other equity securities of the Company or any securities exchangeable for or convertible into Common Stock or such other equity securities, the Company shall first offer to sell to each holder of Registrable Securities a portion of such stock or securities equal to the quotient determined by dividing (1) the number of shares of Registrable Securities and other Common Stock held by such holder by (2) the sum of (x)the total number of shares of Registrable Securities and (y) the number of shares of Common Stock outstanding which are not Registrable Securities and (z) the number of shares issuable upon the exercise of outstanding Warrants and options granted in accordance with the Company's 1997 Equity Incentive Plan as currently in effect. Each holder of Registrable Securities shall be entitled to purchase such stock or securities at the same price and on the same terms as such stock or securities are to be offered or sold to any other Persons. The purchase price for all stock and securities offered to the holders of the Registrable Securities shall be payable in cash or, to the extent otherwise provided by the terms of any such transaction, notes issued by such holders.

               (b) In order to exercise its purchase rights hereunder, a holder of Registrable Securities must within twenty (20) days after receipt of written notice from the Company, describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms, all other terms and conditions for the Company's proposed issuance, and such holder's proportionate allotment of such stock or securities, deliver a written notice to the Company containing its election hereunder. If all of the stock and securities offered to the holders of Registrable Securities is not fully subscribed by such holders, the remaining stock and securities shall be reoffered by the Company to the holders purchasing their full allotment upon the terms set forth in this paragraph, except that such holders must exercise their purchase rights


                                      16.

within five (5) days after receipt of such reoffer. Any holder of Registrable Securities may assign its purchase rights hereunder to any of its Affiliates.

               (c) Upon the expiration of the offering periods described above, the Company shall be entitled to sell such stock or securities which the holders of the Registrable Securities have not elected to purchase during the sixty (60) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any stock or securities offered or sold by the Company after such 60-day period must be reoffered to the holders of Underlying Common Stock pursuant to the terms of this paragraph.

               (d) The preemptive rights set forth in this Section 2.6 shall terminate upon the consummation of a Qualified IPO. For purposes hereof, a "Qualified IPO" shall mean the Company's sale of its Common Stock in a bona fide firm commitment underwritten public offering pursuant to a registration statement under the Securities Act in which (i) the public offering price per share is at least twice the per share purchase price of the Common Shares under the Stock Purchase Agreement (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and (ii) the aggregate proceeds to the Company of such sale are at least $20,000,000 and (iii) all outstanding indebtedness under the Notes is repaid in full.

          2.7  PUT RIGHTS.

               (a) At any time on or within two years after the earlier of (i) the seventh anniversary of the Closing Date or (ii) the occurrence of a Put Trigger Event (as defined below), the Investors and the Holders shall each have the right to require the Company to purchase all or any Common Shares held by the Investor or such holder at the Put Price determined as provided below (the "Put Right") by delivering a written notice to the Company specifying the amount of securities to be purchased (the "Put Notice"). Upon receipt of the Put Notice, the Company shall give written notice of the exercise of the Put Right to each other holder of Common Shares, and each such other holder shall have the right, within ten days after receipt of such notice, to participate in such exercise of the Put Right by delivering a written notice (the "Participation Notice") to the Company specifying the amount of securities to be purchased. All securityholders of the Company (including, as the case may be, any Investor) participating in the exercise of the Put Right are referred to herein as the "Participating Holders." The Company and its directors, officers and employees shall use their best efforts to honor the Put Right, including, without limitation by reappraising or revaluing the Company's assets to reflect the fair market value of such assets so as to permit the payment in full of the Put Price.

               At such time as a majority in interest of the Investors and any Qualified Holders have exercised the Put Right under this Section 2.7, all Common Shares then outstanding shall be repurchased by the Company at the price and upon the terms and conditions specified in this Section 2.7 for Participating Holders exercising their Put Right.

               (b) Upon the delivery of the Put Notice, the Company and the Participating Holders shall in good faith promptly determine the Put Price as provided hereunder, and within ten (10) days after the determination of the Put Price the Company shall purchase and the Participating Holders shall sell the amount of securities specified in the Put Notice and, as applicable, each Participation Notice, at a mutually agreeable time and place (the "Put Closing").


                                      17.

At the Put Closing, each Participating Holder shall deliver to the Company certificates representing such holder's Common Shares to be purchased by the Company, free and clear of all Liens and Encumbrances and duly endorsed in blank or accompanied by duly executed forms of assignment (with signatures guaranteed), and the Company shall deliver to each such Participating Holder the Put Price payable to such Participating Holder as determined pursuant to paragraph (c) immediately below. Notwithstanding the foregoing, unless the Put Right is exercised following a Put Trigger Event, (i) not more than one-third (1/3) of the Put Price per share shall be due or payable at any time prior to each of the seventh, eighth and ninth anniversaries (respectively) of the date hereof, and (ii) each Participating Holder shall be paid at the Put Closing the maximum amount of the Put Price to which such Participating Holder is then entitled, with any remainder being paid to the Participating Holder on the eighth and/or ninth anniversaries hereof, in the maximum amounts provided in clause (i). All amounts of the Put Price shall be paid by cashiers or certified check or wire transfer of immediately available funds to an account designated by each such Participating Holder.

               (c) The Common Shares to be purchased by the Company from each Participating Holder pursuant to the Put Right shall be purchased at a price (the "Put Price") equal to the product of (i) the Market Value (as defined below) of the Company, multiplied by (ii) a fraction, the numerator of which shall be the number of each such Participating Holder's shares to be purchased and the denominator of which shall be the total number of shares of Common Stock then outstanding and the total number of shares of Common Stock issuable upon conversion, exercise or exchange of all In-the-Money Options and Securities (as defined below) as of the date the Put Price is determined hereunder. Notwithstanding the foregoing, the "Put Price" attributable to any Common Shares shall be equal to the greater of (x) the Put Price otherwise determined with respect thereto pursuant to the immediately preceding sentence and (y) the purchase price of such Common Shares under the Stock Purchase Agreement plus an amount accruing thereon at the rate of 8% per annum from the date on which such Common Shares are sold pursuant to the Stock Purchase Agreement to and including the date on which such Common Shares are purchased by the Company pursuant to the Put Right hereunder. The Market Value of the Company shall be determined jointly by the Company and the Participating Holders. If such parties are unable to reach agreement within a reasonable period of time (not to exceed 30 days), the Market Value of the Company shall be determined by means of the following procedure:

                   (i) The Company and the Participating Holders as a group shall each select and retain an independent appraiser or firm experienced in valuations of the type contemplated hereby. The Company and the Participating Holders, respectively, shall bear the fees and expenses of their independent appraiser or firm. As soon as practicable (and in any event within 30 days) after being retained, each firm shall submit to the Company and the Participating Holders a written report setting forth its determination of the Market Value of the Company. In the event that the Market Value of the Company as determined by the two firms is not identical but differs by less than ten percent of the greater estimate, then the final Market Value shall be the arithmetic mean of the different Market Values as determined by the two firms.

                   (ii) In the event that the Market Value of the Company as determined by the two firms is not identical but differs by greater than ten percent of the greater


                                      18.

estimate, then the two firms shall jointly select and retain, as soon as practicable (and in any event within 15 days) thereafter, a third independent appraiser or firm experienced in valuations of the type contemplated hereby. The expenses of such third appraiser or firm shall be borne equally by the Company, on the one hand, and the Participating Holders, on the other hand. As soon as practicable (and in any event within 30 days) after being retained, such firm shall submit to the Company and the Participating Holders a written report setting forth its determination of the Market Value of the Company. The final Market Value shall be the arithmetic mean of the Market Value as determined (A) by the firm designated in accordance with this subparagraph (ii) and (B) the Market Value as determined by whichever of the two firms designated in accordance with subparagraph (i) immediately above is closest to the Market Value as determined by the firm designated in accordance with this subparagraph
(ii).

               (d) As used in this Section, the following terms have the following respective meanings:

                   (i) "Market Value" means the fair market value of the Company's entire common equity determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, including, without limitation: (A) the aggregate exercise or conversion price of all options, warrants and other securities exercisable or exchangeable for or convertible into Common Stock at a price less than what would otherwise be the fair market value of such Common Stock (collectively, "In-the-Money Options and Securities") and (B) the effect on the value of the common equity of the conversion of any In-the-Money Options and Securities that constitute (or may be deemed to constitute) debt securities which, upon conversion or exercise, would be removed from the Company's balance sheet in accordance with GAAP, consistently applied. For purposes of determining Market Value hereunder, no discount shall be applied to take into account any lack of liquidity of the Common Stock or the size of the interest of any holder or the fact that any such holder owns a minority interest in the Company.

                   (ii) "Put Trigger Event" shall be deemed to occur if: (A) the Company enters into any agreement providing for, or the shareholders of the Company approve, a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least two-thirds (2/3) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (B) the shareholders of the Company approve a plan of liquidation, dissolution or winding up of the Company or an agreement for the sale or disposition (in one transaction or a series of transactions) by the Company of all or any material portion of the Company's assets and Properties, (C) the Company's sale of its Common Stock in a bona fide firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, or (D) the Company or any material Subsidiary thereof makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company or any material Subsidiary thereof bankrupt or insolvent; or any order for relief with respect to the Company or any material Subsidiary is entered under the Federal Bankruptcy Code; or the Company or any material Subsidiary makes any petition or


                                      19.

application to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any material Subsidiary thereof or of any substantial part of the assets of the Company or any such material Subsidiary, or any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a material Subsidiary) is commenced relating to the Company or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company or any material Subsidiary thereof and either (x) the Company or any such material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (y) such petition, application or proceeding is not dismissed within 60 days.

               (e) As consideration for the grant by the Company to the Investors of the Put Right hereunder, and in addition to the mutual promises, covenants and other good and valuable consideration provided in the Transaction Documents (the receipt and sufficiency of which consideration is hereby acknowledged), the Investors hereby pay to the Company, and the Company hereby acknowledges receipt of payment of, an amount equal to $50,000.

               (f) The right to exercise the Put Right hereunder shall terminate upon the consummation of a Qualified IPO.

          2.8 KEY-MAN LIFE INSURANCE. The Company will obtain as soon as practicable hereafter, and so long as any Securities, Common Shares or Warrant Shares remain outstanding, the Company shall maintain, from Financially sound and reputable insurers, a life insurance policy in the amount of at least $2,000,000 on the life of Dr. Kenneth Fong for so long as such individual remains an employee of the Company. Such policy shall name the Company as the primary loss payee and shall not be cancelable by the Company without the prior approval of the Board of Directors.

          2.9 PROPRIETARY INFORMATION AGREEMENT. The Company will cause each officer and employee of the Company or any of its Subsidiaries to execute a proprietary information and inventions agreement, in form and substance reasonably satisfactory to the Investors, that provides for the confidential treatment of the Intellectual Property Rights of the Company and its Subsidiaries and the assignment to the Company of inventions developed in connection with the performance of services for the Company or any of its Subsidiaries.

          2.10 BOARD MATTERS. As soon as practicable following the Closing, the parties will use their best efforts to cause a person, who is not affiliated or associated with the Company and who is mutually acceptable to the Company and the Investors, to be duly elected or appointed to the Board of Directors of the Company. The Company shall pay all expenses incurred by each director designated by the Investors (or elected by the holders of Common Shares) in connection with travelling to and attending meetings of the Board of Directors of the Company or any committees thereof. So long as any director designated by the Investors (or elected by the holders of Common Shares) serves on the Company's Board of Directors, the certificate of incorporation and bylaws of the Company shall provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law. Prior to its initial public offering, the Company shall, at its expense, obtain directors' and officers' liability



                                      20.

insurance providing coverage for its directors and officers in an amount and upon terms reasonably comparable to that for directors and officers of similarly situated public companies.

          2.11 COMPENSATION COMMITTEE. All salary, bonus, benefits and other compensation paid or payable to officers of the Company or any of its material Subsidiaries shall be determined by the Board of Directors of the Company, based on recommendations of the Compensation Committee of the Board of Directors, and shall be reasonably comparable to the levels of compensation paid to similarly situated officers of other publicly-held companies in the industries in which the Company operates. At all times prior to a Qualified IPO, the Compensation Committee of the Board of Directors of the Company shall consist of three members, including one member who is an officer of the Company, one member selected by the Investors and one member who is an independent Director of the Company. Following any Qualified IPO, the Investors shall continue to be entitled to select one member of the Compensation Committee, so long as any of them beneficially owns any Securities, Common Shares or Warrant Shares.

          2.12 401(k) PROFIT-SHARING PLAN: APPLICATION FOR DETERMINATION LETTER. As soon as practicable following the Closing the Company will file an application for a determination letter with the Internal Revenue Service on Form 5307 (Application for Determination for Adopters of Master or Prototype, Reginal Prototype or Volume Submitter Plans) for the Clontech Laboratories, Inc. 401(k) Profit-sharing Plan in effect as of the date hereof.

          2.13 PUBLIC DISCLOSURES. The Company shall not, nor shall it permit any of its Subsidiaries to, disclose the name or identity of any Investor or any Qualified Holder or any Affiliate of any of the same as an investor in the Company in any press release or other public announcement or in any document or material filed with any Governmental Entity, without the prior written consent of such Investor or such Qualified Holder or Affiliate, as the case may be, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to the affected Person describing in reasonable detail the proposed content of such disclosure and shall permit the affected Person to review and comment upon the form and substance of. such disclosure.

     3.   MISCELLANEOUS.

          3.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding anything herein to the contrary, this Agreement is intended to confer upon Qualified Holders and any subsequent transferee or holder of Common Shares the rights, remedies and privileges applicable to such Persons as set forth in Section 2 hereof.


                                      21.

          3.2 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be sent to the address/fax number indicated for such party on the signature page hereof (provided that any party may at any time change its address/fax number for notice by providing ten (10) days advance written notice to the other party), and shall be deemed effectively given upon (i) personal delivery to the party to be notified, (ii) the time of successful facsimile transmission to the party to be notified, (iii) one (1) day following sending by reputable overnight delivery service or (iv) three (3) days following deposit with the United State Post Office, by registered or certified mail, postage prepaid.

          3.3 EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

          3.4 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement maybe waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least two-thirds (2/3) of the Registrable Securities then outstanding. The Investors acknowledge and agree that any amendment or waiver effected in accordance with this Section shall be binding upon all holders of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company, whether or not such holder in fact consented to such amendment or waiver.

          3.5 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          3.6 AGGREGATION OF STOCK. For purposes of this Agreement, the term "Investor" shall include any partner of the Investors who receives any Securities, Common Shares, Warrant Shares or other Registrable Securities pursuant to a distribution from or liquidation of any Investor, and all holdings of Securities, Common Shares, Warrant Shares and other Registrable Securities by Persons who are Affiliates of each other (which, for this purpose, shall also include Persons which have received distributions of Securities, Common Shares or Warrant Shares from a partnership holding such securities) shall be aggregated for purposes of meeting any numerical or threshold tests or determining the availability of any rights under this-Agreement.

          3.7 ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and-agreement between the parties with regard to the subjects hereof and thereof.

          3.8 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.


                                      22.

          3.9 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

          3.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.



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                                      23.

          IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first above written.

                                       CLONTECH LABORATORIES, INC.



                                       By:   /s/ Kenneth Fong
                                             ---------------------------------
                                             Kenneth Fong
                                             President

                                       SUMMIT VENTURES IV, L.P.

                                       BY:  Summit Partners IV, L.P.
                                            Its General Partner

                                             BY:  Stamps, Woodsum & Co., IV
                                                  Its General Partner



                                             BY:  /s/ Gregory M. Avis
                                                  ----------------------------
                                                  General Partner

                                       SUMMIT INVESTORS III, L.P.



                                             BY:  /s/ Gregory M. Avis
                                                  ----------------------------
                                                  General Partner

                                       SUMMIT SUBORDINATED DEBT FUND II, L.P.

                                       BY:  Summit Partners SD II, LLC
                                             Its General Partner



                                             BY:  /s/ Gregory M. Avis
                                                  ----------------------------
                                                  General Partner

                                       1.

                                   SCHEDULE A

                                LIST OF INVESTORS

Summit Ventures IV, L.P.

Summit Investors III, L.P.

Summit Subordinated Debt Fund II, L.P.















                                       1.